Execution Version

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179	WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC 550 South Tryon Street, 6th Floor Charlotte, NC 28202

May 3, 2021
Oasis Petroleum Inc.
1001 Fannin Street, Suite 1500
Houston, Texas 77002

Commitment Letter
Ladies and Gentlemen
Oasis Petroleum Inc., a Delaware corporation (the “Company” or “you”), has advised JPMorgan Chase Bank, N.A. (“JPMCB”), Well Fargo Bank, National Association (“Wells Fargo”) and Wells Fargo Securities, LLC (“WFS”, and collectively with JPMCB, Wells Fargo and any Additional Commitment Party (as defined below), the “Commitment Parties”, “we” or “us”) that the Company (a) intends, through its wholly-owned subsidiary, Oasis Petroleum North America LLC, a Delaware limited liability company (“Buyer”), to acquire (the “Acquisition”), from Diamondback Energy, Inc. (the “Seller”), certain assets located in the Williston Basin defined in the Acquisition Agreement (as defined on Annex I) as the “Assets” (the “Acquired Assets”) and (b) seeks to consummate the other Transactions described in the Transaction Description attached hereto as Annex I (the “Transaction Description”), including the financing of the Acquisition and payment of fees and expenses incurred in connection therewith as set forth in the Transaction Description.
Annexes II and III hereto are referred to as the “Summary of Terms”; and the Summary of Terms, together with this letter and the Transaction Description are referred to as the “Commitment Letter”. The date of consummation of the Acquisition and funding of the Bridge Loans referred to herein as the “Closing Date”. You agree that, unless the context otherwise requires, each reference herein to “you”, and any provision hereof applicable to you shall apply to the Company and Buyer, as applicable, and the Company agrees to cause Buyer to comply with the terms of this Commitment Letter as if it were a party hereto. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified in the Transaction Description and, if not defined therein, the Summary of Terms.
1.    Commitments, Roles and Titles. In connection with the foregoing, JPMCB and Wells Fargo are pleased to advise you of their several, but not joint, commitments to provide 60% and 40%, respectively, of the Bridge Facility (as defined in Annex II-A) in an aggregate principal amount not to exceed $500.0 million (the “Commitments”) (the Commitment Parties, in such capacity, the “Initial Lenders”) on the terms and subject to the conditions set forth in the Summary of Terms.
You hereby appoint JPMCB and WFS to act as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”) for the Bridge Facility; provided that JPMCB may perform any of its responsibilities as Lead Arranger through its affiliate, J.P. Morgan Securities LLC. You hereby appoint JPMCB, to act as administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”). It is further agreed that (a) JPMCB shall have “left” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility and (b) WFS shall appear to the immediate right of JPMCB in any and all marketing materials or other documentation used in connection with the Bridge Facility.
On or prior to the date that is seven business days from the date hereof, you may, subject to the consent of JPMCB, Wells Fargo and WFS and the execution of customary joinder documentation reasonably acceptable to us and you, appoint additional financial institutions as joint lead arrangers and joint bookrunners (any such financial institution, an “Additional Commitment Party”). Such Additional Commitment Parties, collectively, shall commit to provide no more than 50% of the aggregate commitments in respect of the Bridge Facility (with up to corresponding compensatory economics for providing such commitments), and the commitments of the Initial Lenders as of the date hereof shall be ratably reduced by the amount of the commitments so provided by such Additional Commitment Parties; provided that no Additional Commitment Party shall be awarded economics in excess of the economics awarded to JPMCB or Wells Fargo (or their affiliates), respectively. Upon execution of such joinder documentation, each Additional Commitment Party shall be deemed to be an “Initial Lender” and “Commitment Party” hereunder as if such Additional Commitment Party had been an original signatory hereto in such capacities.
Subject to the immediately preceding paragraph, you agree that no other agents, co-agents, arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letters referred to below) will be paid to any Lender (as defined below) for the purpose of obtaining its commitment to participate in the Bridge Facility unless you and we shall so agree. No Commitment Party is responsible for the performance of the obligations of any other Commitment Party, and the failure of a Commitment Party to perform its obligations hereunder will not prejudice the rights of any other Commitment Party hereunder.
2.    Syndication. Promptly after your acceptance of the terms of this Commitment Letter and the Fee Letters, the Lead Arrangers intend to commence syndication of the Bridge Facility (the “Syndication”) to a group of lenders identified by us in consultation with you and reasonably acceptable to you (the “Lenders”); provided that in no event will you syndicate the Bridge Facility to any person that is reasonably determined by the Company to be a direct competitor of the Company and its subsidiaries (or an affiliate thereof that is clearly identifiable solely on the basis of the similarity of its name and is not a bona fide debt investment fund) that is identified in writing by you on a list delivered to the Lead Arrangers prior to the date hereof (or supplemented thereafter prior to the Closing Date, but subject to the last paragraph of this Section 2) (any such person, a “Disqualified Lender” and such list, the “Disqualified Lender List”). You agree, prior to the earlier of (x) sixty (60) calendar days following the Closing Date and (y) the date on which a Successful Syndication (as defined in the Bridge Fee Letter) of the Bridge Facility (to the extent funded on the Closing Date) is achieved (the earlier of such dates, the “Syndication Date”), to, and to use your commercially reasonable efforts to cause the Seller to, actively assist us in achieving a Successful Syndication of the Bridge Facility. Such assistance shall include (a) you and your subsidiaries providing and using your commercially reasonable efforts to cause your advisors and (to the extent practical and in all instances not in contravention of the Acquisition Agreement) the Seller and its advisors to provide the Lead Arrangers upon reasonable request with all information that is reasonably deemed necessary by the Lead Arrangers to arrange the Bridge Facility and complete such Syndication, including, but not limited to (i) information and evaluations prepared by you, the Seller and your and its advisors, or on your or its behalf, relating to the Transactions as may be reasonably requested by us (including the Projections (as hereinafter defined)) and (ii) on or prior to the date of execution hereof, customary forecasts prepared by your management of balance sheets, income statements and cash flow statements for each of the four fiscal quarters ending after the Closing Date and for the fiscal years 2022 and 2023; (b) your assistance in the preparation of a customary information memorandum with respect to the Bridge Facility (the “Information Memorandum”) and other customary marketing materials to be used in connection with the Syndication of the Bridge Facility (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to the Lenders, the “Information Materials”); (c) your using commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending relationships; (d) your using commercially reasonable efforts to obtain, as promptly as practicable following the date of this Commitment Letter, monitored public corporate credit or family ratings (but no specific rating) for the Company after giving effect to the Transactions and ratings of the Notes, as applicable, from Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings (“S&P”) (collectively, the “Ratings”); (e) until the Syndication Date, your ensuring that the Company shall not syndicate or issue or announce the syndication or issuance of, any competing debt credit facilities or debt securities of the Company (other than (i) the Bridge Facility, (ii) the Senior Notes, other Securities (each as defined in Annex I and including any Debt Securities (as defined in the Bridge Fee Letter) or Term Loans (as defined in the Bridge Fee Letter), (iii) indebtedness of you and any of your subsidiaries incurred under the RBL Facility (as defined in Annex II-A) and any amendments to the RBL Facility in connection with the satisfaction of the condition set forth in paragraph (xvii) of Annex III and (iv) any capital lease, purchase money debt and equipment financings in the ordinary course of business); and (f) you otherwise assisting the Lead Arrangers in their syndication efforts, including by making appropriate senior officers and advisors of the Company, and using your commercially reasonable efforts (to the extent practical and in all instances not in contravention of the Acquisition Agreement) to make the appropriate senior officers and advisors of the Seller, available from time to time upon reasonable advance notice to attend and make presentations regarding the business and prospects of the Company and the Transactions or the Acquired Assets, as applicable, at one or more meetings (which may be by conference call or virtually) of prospective Lenders at times and locations to be mutually agreed. Without limiting your obligations to assist with Syndication efforts as set forth in this section, it is agreed that (1) none of the foregoing, nor the Syndication of, or receipt of commitments or participations or consents or assignments in respect of, all or any portion of the Initial Lenders’ commitment hereunder, including prior to the date of the consummation of the Acquisition and the date of the initial funding under the Bridge Facility, shall be a condition to the Initial Lenders’ commitments, (2) except as you agree, no Initial Lender shall be released from its obligations hereunder in connection with any assignment or participation of the Bridge Facility, including its commitments in respect thereof, until after the date of the initial funding under the Bridge Facility, (3) except as you and the Initial Lenders agree, the Initial Lenders shall retain exclusive control over all rights and obligations with respect to their commitments in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the date of the initial funding under the Bridge Facility and (4) the only financial statements or projections the delivery of which are conditions to the initial funding under the Bridge Facility shall be those set forth on Annex III. Notwithstanding anything herein to the contrary, each Initial Lender reserves the right, in its sole discretion, to assign its commitment(s) to any of its affiliates, and any office or branch of any of its affiliates, as it deems appropriate to consummate the transactions contemplated hereby.
In connection with the requirements set forth in the foregoing paragraph, you will not be required to provide any information to the extent that the provision thereof would cause the loss of any attorney-client privilege applicable to you, the Seller or any affiliates of you or the Seller, or violate any law, rule or regulation, or any obligation of confidentiality to a third party (not created in contemplation hereof) binding on you, the Seller or your or its respective affiliates (provided that, in the event that you do not provide information in reliance on the exclusions in this sentence, you shall provide notice to us that such information is being withheld and use your commercially reasonable efforts to communicate, to the extent both feasible and permitted under applicable law, rule, regulation or confidentiality obligation, or without waiving such privilege, as applicable, the applicable information).

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Bridge Facility in consultation with you, including when Lenders will be approached, titles offered to prospective Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders.
You hereby authorize the Lead Arrangers to download copies of the Company’s trademark logos from its website and post copies thereof and any Information Materials to a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Lead Arrangers to be their electronic transmission system (an “Electronic Platform”) established by the Lead Arrangers to syndicate the Bridge Facility, and to use the Company’s trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the syndication of the Bridge Facility or, with your consent (which consent not to be unreasonably withheld, conditioned or delayed), in any advertisements that we may place after the Closing Date in financial and other newspapers, journals, the World Wide Web, home page or otherwise, at our own expense describing our services to the Company hereunder; provided that such trademark logos shall not be used in a manner intended to disparage or harm the goodwill or reputation of the Company. You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Bridge Facility.
Notwithstanding anything to the contrary contained herein, the Disqualified Lender List may not be supplemented (x) on or after the date hereof through the date that is seven business days after the date hereof and/or (y) on or after the date of the launch of any subsequent syndication of the Bridge Facility (it being understood that the Lead Arrangers shall give you three business days’ prior notice of the date of launch of such subsequent syndication) through and including the Syndication Date. Subject to the foregoing sentence, any supplement to the Disqualified Lender List shall become effective three business days after delivery to the Lead Arrangers (or, if the Bridge Facility is funded, the Administrative Agent), but such supplement shall not apply retroactively to disqualify any entities that have entered into a trade or previously acquired a commitment or a participation in the Bridge Facility in accordance with the terms of this Commitment Letter or the Bridge Credit Documentation. To be deemed received or effective, the Disqualified Lender List or any supplements thereto must be delivered to JPMDQ_Contact@jpmorgan.com.
3.    Information Requirements. You hereby represent and warrant (with respect to Information relating to the Acquired Assets or provided by the Seller, to your knowledge) that (a) all written factual information, other than Projections (as defined below) and other forward-looking information or information of a general economic or industry nature, that has been or is hereafter made available to the Commitment Parties by or on behalf of you or any of your representatives in connection with any aspect of the Transactions or any of the other transactions contemplated thereby (including, to your knowledge, such information relating to the Acquired Assets) (the “Information”), when taken as a whole after giving effect to all supplements and updates thereto, does not and will not when furnished contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading and (b) all financial projections concerning the Company that have been or are hereafter made available to the Commitment Parties by or on behalf of you or any of your representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time provided (it being understood and agreed that the Projections are as to future events and are not to be viewed as facts or a guarantee of financial performance or achievement, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ from the Projections and such differences may be material and no assurances can be given that such Projections will be realized). You agree that if at any time prior to the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented (or in the case of Information or Projections relating to the Acquired Assets, you will promptly notify the Lead Arrangers upon becoming aware that any such Information or Projections are incorrect in any material respect and will use commercially reasonable efforts to supplement), the Information and Projections so that such representations (to your knowledge, in the case of the Acquired Assets) will be correct in all material respects at such time under those circumstances. In issuing this commitment and in arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof.
You acknowledge that (a) the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on an Electronic Platform and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws or that would reasonably be expected to be included in an offering memorandum for an offering of high yield debt securities under Rule 144A concurrent with the Syndication of the Bridge Facility, “MNPI”) with respect to the Company, the Seller, their respective affiliates or any other entity, the Acquired Assets or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested by the Lead Arrangers, you will assist the Lead Arrangers in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders, and you agree that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI. Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide the Lead Arrangers with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, you hereby agree that (x) upon our reasonable request, you shall identify that portion of the Information Materials that may be distributed to the Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; (y) all Information Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Lead Arrangers and the Administrative Agent (and their respective affiliates) shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”. You agree that the Lead Arrangers and the Administrative Agent (and their respective affiliates) on your behalf may distribute the following documents to all prospective Lenders, unless you advise the Lead Arrangers and Administrative Agent in writing (including by email) within a reasonable time prior to their intended distributions) that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Bridge Facility, (c) drafts and final versions of definitive documents with respect to the Bridge Facility and (d) historical financial statements of the Company that have been filed publicly. The Information Materials will be accompanied by a disclaimer exculpating you, and us with respect to any use thereof, and of any related marketing materials, by the recipients thereof. You acknowledge that each Commitment Party’s public-side employees and representatives who are publishing debt analysts may participate in any meetings held pursuant to Section 2; provided that such analysts shall not publish any information obtained from such meetings (i) until the Syndication of the Bridge Facility has been completed upon the making of allocations by the Lead Arrangers and the Lead Arrangers freeing the Bridge Facility to trade or (ii) in violation of any confidentiality agreement between you and the Commitment Parties, including the confidentiality provisions contained in this Commitment Letter.
4.    Fees. You agree to reimburse the Commitment Parties and their affiliates for all reasonable and documented out-of-pocket expenses (including, but not limited to, (i) the reasonable and documented out-of-pocket fees, disbursements and other charges of (x) one firm of lead counsel to the Commitment Parties, taken as a whole, (y) one firm of local counsel in each relevant jurisdiction reasonably retained by the Commitment Parties, taken as a whole (which may be one firm representing any multiple local jurisdictions), and (z) in the case of an actual or perceived conflict of interest, of another firm of counsel for such affected parties and (ii) the reasonable and documented out-of-pocket due diligence expenses incurred by the Lead Arrangers in connection with the Bridge Facility, the Syndication of the Bridge Facility, the preparation, administration or modification of the Bridge Credit Documentation (as defined in Annex II) or this Commitment Letter and the other transactions contemplated hereby), whether or not the Closing Date occurs or any of the Bridge Credit Documentation is executed and delivered or any extensions of credit are made under the Bridge Facility. Such amounts shall be paid on the Closing Date (to the extent invoiced at least two business days prior to the Closing Date except as otherwise agreed by the Company) or, if this Commitment Letter is terminated as provided below, within 30 days following written request therefor. You agree to pay or cause to be paid the fees agreed between you and us, including those set forth in the Agent Fee Letter, addressed to you, dated the date hereof from JPMCB (the “Agent Fee Letter”) and the Bridge Fee Letter, addressed to you, dated the date hereof from the Commitment Parties (the “Bridge Fee Letter” and, collectively with the Agent Fee Letter, the “Fee Letters” and, each, a “Fee Letter”).
5.    Limitation of Liability, Indemnity, Settlement.
(a)    Limitation of Liability.
You agree that (i) in no event shall the Commitment Parties or their respective affiliates or their respective officers, directors, employees, trustees, agents, advisors, controlling persons and other representatives (each, and including, without limitation, JPMCB, a “Commitment Party-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with, or as a result of, this Commitment Letter, any Fee Letter or any other agreement or instrument contemplated hereby and (ii) no Commitment Party-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet; provided that nothing in this clause (a) shall relieve you of any obligation you may have to indemnify an Indemnified Person, as provided in clause (b) below, against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Commitment Party-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
(b)    Indemnity.
You agree to (i) indemnify and hold harmless each of the Commitment Parties and their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, JPMCB, an “Indemnified Person”) from and against any and all Liabilities and related expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, any Fee Letter, the Bridge Facility, the use of the

proceeds thereof, any related transaction or the activities performed or the commitments or services furnished pursuant to this Commitment Letter or the role of the Commitment Parties in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of clause (a) above and the terms of this clause (b)) (each, a “Proceeding”), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by you, your equity holders, affiliates, creditors or any other person and (ii) reimburse each Indemnified Person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if relevant, of a single local counsel in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole, and, in the case of a conflict of interest, another firm of counsel for such affected Indemnified Person) and other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing regardless of whether or not in connection with any pending or threatened Proceeding to which any Indemnified Person is a party, in each case as such expenses are incurred or paid; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to any Liabilities or related expenses to the extent (i) they are found by a final, non-appealable judgment of a court of competent jurisdiction to primarily result from the willful misconduct or gross negligence of such Indemnified Person in performing its activities or in furnishing its commitments or services under this Commitment Letter or the Fee Letters or (ii) arising from disputes solely between and among Indemnified Persons not arising from any act or omission of the Company or any of its affiliates (other than claims against an Indemnified Person acting in its capacity as an agent or arranger or similar role under the Bridge Facility).
(c)    Settlement.
You shall not, without the prior written consent of the Commitment Parties and their respective affiliates, such consent not to be unreasonably withheld or delayed, effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by any Commitment Party unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to the Commitment Parties from all liability on claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission of fault, culpability or a failure to act by or on behalf of any Commitment Party or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Parties and the other Indemnified Persons.
6.    Conditions. The commitments of the Initial Lenders with respect to the funding of the Bridge Facility is subject solely to the satisfaction (or waiver by the Initial Lenders) of each of the conditions set forth in Annex III hereto (it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letters and the Bridge Credit Documentation) other than those that are expressly set forth in Annex III hereto) and upon satisfaction (or waiver by the Initial Lenders) of such conditions, the Administrative Agent and the Initial Lenders will execute and deliver the Bridge Credit Documentation and the funding of the Bridge Facility shall occur.
Notwithstanding anything in this Commitment Letter, the Fee Letters, the Bridge Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the Bridge Credit Documentation shall be in a form such that the terms thereof do not impair availability of, and funding under, the Bridge Facility on the Closing Date if the conditions set forth in Annex III are satisfied (or waived by the Initial Lenders) and (b) the only representations and warranties the accuracy of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be the Acquisition Agreement Representations and the Specified Representations (each as defined in paragraph (xiv) of Annex III hereto). The provisions of this paragraph are referred to herein as the “Funds Certain Provisions.”
Each of the parties hereto agrees that each of this Commitment Letter and each Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein.
7.    Confidentiality and Other Obligations. This Commitment Letter and each Fee Letter and the contents hereof and thereof are confidential and may not be disclosed in whole or in part to any person or entity without the prior written consent of the Commitment Parties (not to be unreasonably withheld, conditioned or delayed) except (a) this Commitment Letter and each Fee Letter may be disclosed (i) on a confidential basis to your directors, officers, employees, controlling persons, accountants, attorneys and other representatives and financial advisors who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (ii) pursuant to the order of any court or administrative agency, or otherwise as required by applicable law, regulation or stock exchange requirement or compulsory legal process or to the extent requested or required by governmental or regulatory authorities (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law and to use commercially reasonable efforts to ensure that such Fee Letter is accorded confidential treatment) and (iii) on a confidential basis to the directors, officers, employees, accountants, attorneys and other representatives and professional advisors of the Seller and its equity holders; provided that, in the case of this clause (iii), such Fee Letter is redacted in a manner reasonably satisfactory to the Commitment Parties, (b) Annex I, Annex II and Annex III and the existence of this Commitment Letter and such Fee Letter (but not the contents of this Commitment Letter and such Fee Letter) may be disclosed to Moody’s or S&P and any other rating agency, (c) the aggregate amount of the fees (including upfront fees and original issue discount) payable under such Fee Letter may be disclosed as part of any financial projections or generic disclosure regarding sources and uses for closing of the Acquisition (but without disclosing any specific fees, market flex or other economic terms set forth therein or to whom such fees or other amounts are owed), (d) this Commitment Letter and such Fee Letter may be disclosed on a confidential basis to your auditors for customary accounting purposes, including accounting for deferred financing costs, (e) you may disclose this Commitment Letter (but not such Fee Letter) and its contents in any information memorandum or syndication distribution or prospectus or offering memorandum related to the Notes, as well as in any proxy statement or other public filing relating to the Acquisition or the Bridge Facility, (f) this Commitment Letter and such Fee Letter may be disclosed to a court, tribunal or any other applicable administrative agency or judicial authority in connection with the enforcement of your rights hereunder (in which case you agree to inform the Commitment Parties promptly thereof prior to such disclosure to the extent permitted by applicable law and to use commercially reasonable efforts to ensure that such Fee Letter is accorded confidential treatment) and (g) you may disclose this Commitment Letter and the contents hereof to the extent such information becomes publicly available other than by reason of disclosure by you or any of your affiliates in violation of any confidentiality obligation hereunder. Your obligations under this paragraph with regard to this Commitment Letter (but not such Fee Letter) shall terminate on the later of (x) the first anniversary of the date of this Commitment Letter or (y) one year following the termination of this Commitment Letter in accordance with its terms.

Each Commitment Party shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding or otherwise as required by applicable law or compulsory legal process (in which case the applicable Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by such Commitment Party or any of its affiliates, (d) to such Commitment Party’s affiliates, employees, directors, officers, legal counsel, representatives, independent auditors and other advisors, experts, professionals or agents who are informed of the confidential nature of such information and directed to keep such information confidential (provided that such Commitment Party shall be responsible for its affiliates’ and its employees’ compliance with this paragraph), (e) for purposes of establishing a defense in any legal proceeding or to enforce our rights thereunder, (f) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (g) to the extent that such information is independently developed by such Commitment Party so long as not based on information obtained in a manner that would otherwise violate this provision, (h) to any potential or prospective Additional Commitment Party, potential Lenders, participants, potential participants, assignees, potential assignees, credit insurers or potential credit insurers or any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Bridge Facility, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that the disclosure of any such information to any of the foregoing parties referred to above may be satisfied by their acknowledgement and acceptance of information in accordance with the standard syndication processes of the applicable Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (i) to Moody’s and S&P in connection with the Transactions and to Bloomberg, LSTA and similar market data collectors with respect to the syndicated lending industry; provided that such information is limited to Annex I, Annex II and Annex III and is supplied only on a confidential basis or (j) with your prior written consent (not to be unreasonably withheld, conditioned or delayed). The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to each of the Bridge Facility upon the execution and delivery of the definitive documentation therefor and in any event shall terminate on the first anniversary of the date of this Commitment Letter.
The Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of the Commitment Parties hereunder. The Commitment Parties shall be responsible for their respective affiliates’ failure to comply with such obligations under this Commitment Letter.
You acknowledge that each Commitment Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Commitment Parties may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by each Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion. You further acknowledge that the Commitment Parties or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each Commitment Party agrees that it will not furnish confidential information obtained from you to any of its other customers in violation of the confidentiality provisions above. Each Commitment Party further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) the Bridge Facility and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and each Commitment Party, on the other hand, (b) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (c) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (d) in connection with the financing transactions contemplated hereby and the process leading to such transactions, each Commitment Party has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates, stockholders, creditors or employees or any other party, (e) no Commitment Party has assumed nor will any Commitment Party assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby or the process leading thereto, and no Commitment Party has any obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter, and (f) each Commitment Party and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and no Commitment Party has any obligation to disclose any of such interests to you or your affiliates. Without limiting the provisions of Section 5(b) hereof, you hereby agree not to assert any claim against any Commitment Party based on any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.
Each Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies you and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Company and the Guarantors that will allow such Commitment Party to identify you and the Guarantors in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and Beneficial Ownership Regulation and is effective for each Commitment Party and its affiliates.
8.    Survival of Obligations. The provisions of Sections 2, 3, 4, 5, 7, 8 and 9 (with respect to jurisdiction, governing law and waiver of jury trial) shall remain in full force and effect regardless of whether any Bridge Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder; provided that (a) the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties are terminated by any party hereto prior to the effectiveness of the Bridge Facility and (b) if the Bridge Facility closes and the Bridge Credit

Documentation is executed and delivered, (i) your obligations under this Commitment Letter with respect to the Bridge Facility shall automatically terminate and be superseded by the definitive documentation for the Bridge Facility (to the extent covered thereby), and, to the extent covered thereby, you shall be released from all liability with respect to the Bridge Facility hereunder once such definitive documentation is effective and (ii) the provisions of Section 2 and the second paragraph of Section 3 shall survive only until the Syndication Date. You may terminate this Commitment Letter and all of the Initial Lenders’ commitments with respect to the Bridge Facility hereunder by providing notice to us, subject to the provisions of the preceding sentence.
9.    Miscellaneous. This Commitment Letter and each Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, any Fee Letter and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or such Fee Letter.
This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York. The Company consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan). Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, (a) any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letters, the Transactions or the actions of any Commitment Party in the negotiation, performance or enforcement hereof and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the federal or state courts located in the City of New York, Borough of Manhattan.
This Commitment Letter, together with the Fee Letters, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the provision of the Bridge Facility and supersedes all prior agreements and understandings relating to the subject matter thereof. No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter may not be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto. Each Commitment Party may assign its rights and obligations hereunder and under the Fee Letters, in whole or in part, to any of its affiliates (subject to your consent not to be unreasonably withheld or delayed).
This Commitment Letter, the Fee Letters and the commitments hereunder (other than as contemplated by the next sentence) may not be assigned by any party hereto without the prior written consent of each party hereto (and any purported assignment without such consent will be null and void), and this Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties).

Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to the Lead Arrangers executed counterparts of this Commitment Letter and the Fee Letters not later than 11:59 p.m. (New York City time) on May 3, 2021, whereupon the undertakings of the parties with respect to the Bridge Facility shall become effective to the extent and in the manner provided hereby. This offer shall terminate with respect to the Bridge Facility if not so accepted by you at or prior to that time. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire, unless extended by the Commitment Parties in their sole discretion, on the earliest of (a) 11:59 p.m., New York City time, on October 7, 2021 (as such date may be extended by the Commitment Parties in their sole discretion, the “Commitment Outside Date”), (b) the consummation of the Acquisition and payment of the consideration therefor (but not, for the avoidance of doubt, prior to the consummation thereof) without the use of the Bridge Facility and (c) the termination of the Acquisition Agreement in accordance with its terms (such earliest date among clauses (a), (b) and (c), the “Expiration Date”).
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We are pleased to have the opportunity to work with you in connection with this important financing.
Very truly yours,
JPMORGAN CHASE BANK, N.A.

By:    /s/ Anson Williams
Name: Anson Williams
Title: Authorized Signatory

Signature Page to Commitment Letter

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:    /s/ Edward Pak
Name: Edward Pak
Title: Director
WELLS FARGO SECURITIES, LLC

By:    /s/ Rob McLean
Name: Rob McLean
Title: Director

Signature Page to Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:
OASIS PETROLEUM INC.
By:    /s/ Michael Lou
Name: Michael Lou
Title: Executive Vice President and Chief Financial Officer
Signature Page to Commitment Letter

Annex I
Transaction Description
The following transactions are referred to herein as the “Transactions”.

In connection herewith it is intended that:

1.    Pursuant to the Purchase and Sale Agreement, dated as of the date hereof, by and between Seller and Buyer (including the schedules and exhibits thereto and as amended (to the extent permitted by the terms of this Commitment Letter) and in effect from time to time, the “Acquisition Agreement”), the Company, indirectly through Buyer, its wholly-owned subsidiary, will acquire the Acquired Assets as more fully set forth in the Acquisition Agreement;

2.    In connection with the Acquisition, the Company will either (i) issue an aggregate principal amount of senior unsecured notes (the “Senior Notes”) or any other debt securities issued pursuant to any offering by the Company or any of its direct or indirect subsidiaries undertaken to finance the Acquisition (the “Securities”), generating up to $500.0 million in gross proceeds in a Rule 144A or other private placement or (ii) to the extent that the Company does not receive such amount of gross proceeds of Senior Notes or the Securities (including any Debt Securities) on or prior to the Closing Date, borrow up to $500.0 million (minus the amount of gross proceeds from any Senior Notes or Securities (including any Debt Securities) issued on or prior to the Closing Date) of senior secured second lien increasing rate loans (the “Bridge Loans”) under a new senior secured second lien increasing rate credit facility (the “Bridge Facility”) described in the Summary of Principal Terms and Conditions in Annex II-A and which may, under their terms, be converted to term loans (“Rollover Loans”) or exchanged for debt securities (“Exchange Notes”); and

3.    The proceeds of the Bridge Loans, Senior Notes and/or Securities (including any Debt Securities), if applicable, will be used, together with cash on hand (including cash available as a result of borrowings under the Company’s RBL Credit Agreement, the “Available Cash”) (such cash to be in an amount that represents not less than 20% of the total sources and uses (including the amount of any purchase price deposit) for the Acquisition, the “Minimum Cash Amount”), on the Closing Date for the payment of consideration to the Seller pursuant to the terms of the Acquisition Agreement, the payment of costs, fees and expenses in connection with the Acquisition, including any costs, fees and expenses incurred in connection with the Bridge Facility, the Senior Notes and/or Securities, as applicable.

Annex I-1

ANNEX II-A
SUMMARY OF TERMS AND CONDITIONS
$500 MILLION SENIOR SECURED BRIDGE FACILITY
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-A is attached.
Borrower:    Oasis Petroleum Inc., a Delaware corporation (the “Borrower”).

Guarantors:    All material domestic restricted subsidiaries of the Borrower that act as guarantors under the Borrower’s existing Credit Agreement, dated as of November 19, 2020 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “RBL Credit Agreement”; the revolving credit facility established pursuant thereto being, the “RBL Facility”), with Wells Fargo Bank, N.A., as administrative agent (collectively, the “Guarantors” and, together with the Borrower, the “Credit Parties”); provided that there shall be an automatic release under the Bridge Facility of any Guarantor on terms and conditions customary for high-yield financings.
Administrative Agent:    JPMCB will act as sole and exclusive administrative agent for the Lenders (the “Administrative Agent”).
Lead Arrangers
and Bookrunners:    JPMCB and WFS will act as joint lead arrangers and joint bookrunners for the Bridge Facility (in such capacities, the “Lead Arrangers”).

Lenders:    Banks, financial institutions and institutional lenders selected by the Lead Arrangers in consultation with the Borrower (together with the Initial Lenders, the “Lenders”); provided that, prior to the Rollover Date, the Initial Lenders (together with their affiliates) shall be subject to restrictions on assignments as set forth in the section entitled “Assignments and Participations”.
Bridge Facility:    Senior secured second lien facility (the “Bridge Facility”, the loans thereunder, the “Bridge Loans”) in the principal amount of up to $500.0 million minus the amount of any applicable reduction to the commitments on or prior to the Closing Date as set forth under the heading titled “Mandatory Prepayments and Commitment Reductions” below. The Bridge Loans will be available to the Borrower in one drawing concurrently with the consummation of the Acquisition. The definitive financing documentation (including any intercreditor agreements in connection therewith) with respect to the Bridge Facility is referred to herein as the “Bridge Credit Documentation”.
Collateral:    The Bridge Facility will be secured by a second lien perfected security interest in the collateral securing the RBL Facility (the “Collateral”), and such security interest will be created on terms and pursuant to documentation substantially consistent with the collateral documentation for the RBL Facility.
Ranking:    The Bridge Loans will be senior obligations of the Borrower and will rank pari passu in right of payment with all other senior obligations of the Borrower. The guarantees will be senior obligations of each Guarantor and will rank pari passu in right of payment with all other senior obligations of such Guarantor.
Purpose:    The proceeds of the Bridge Loans shall be used to finance the Acquisition and to pay fees and expenses incurred in connection therewith.
Interest Rate:    Interest shall be payable quarterly in arrears at the Adjusted LIBO Rate plus the Applicable Margin.
“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.
“Applicable Margin” shall initially be 650 basis points, and will increase by an additional 50 basis points at the end of each three-month anniversary of the Closing Date; provided that the interest rate shall not exceed the Total Cap (as defined in the Bridge Fee Letter).
“LIBO Rate” means, with respect to any borrowing for any interest period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two business days prior to the commencement of such interest period; provided that if the LIBO Screen Rate shall not be available at such time for such interest period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any borrowing for any interest period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. dollars for a period equal in length to such interest period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than 1.00%, such rate shall be deemed to 1.00% for the purposes of calculating such rate.
“Interpolated Rate” means, at any time, for any interest period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest

Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
During the continuance of a payment or bankruptcy event of default, interest will accrue on the overdue principal of the Bridge Loans and on any other overdue amount at a rate of 2.00% above the rate otherwise applicable to the Bridge Loans and will be payable on demand. Overdue interest, fees and other amounts shall bear interest at 2.00% above the applicable rate.
All per annum rates shall be calculated on the basis of a year of 360 days for actual days elapsed.
The Bridge Credit Documentation will contain provisions to be mutually agreed with respect to a replacement of the LIBO Rate.
Yield Protection:    The Bridge Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of Bridge Loans on a day other than the last day of an interest period with respect thereto. The Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III (and all requests, rules, guidelines or directives relating to each of the foregoing or issued in connection therewith) shall be deemed to be changes in law after the Closing Date regardless of the date enacted, adopted or issued.
Amortization:    None.
Optional Prepayments:    The Bridge Loans may be prepaid prior to the first anniversary of the Closing Date (the “Rollover Date”), without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date on the principal amount prepaid.
Mandatory Prepayments
and Commitment
Reductions:    (a) On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility shall be automatically and permanently reduced on a dollar-for-dollar basis by, without duplication, (i) the aggregate net cash proceeds received by the Borrower or any of its restricted subsidiaries from any Senior Notes or Securities (including any Debt Securities), Term Loans (as defined in the Bridge Fee Letter) or any other debt for borrowed money (other than the revolving debt pursuant to the RBL Facility, any capital lease, purchase money debt and equipment financing in the ordinary course of business, intercompany debt among the Borrower and its subsidiaries and any permitted refinancing indebtedness in respect thereof) incurred or issued on or prior to the

Closing Date, (ii) the aggregate net cash proceeds from the issuance of any equity of the Borrower (other than (A) stock options, phantom units or equity issued under a management incentive plan (or in connection with vesting of phantom units and exercising of stock options) and a dividend reinvestment plan and (B) any net cash proceeds which are required to be applied to a mandatory prepayment in respect of the RBL Facility or other secured debt) and (iii) following the receipt of net cash proceeds in excess of (x) $25.0 million on an individual basis and (y) $75.0 million in the aggregate (it being understood that any amount excluded pursuant to clause (x) shall count towards amounts excluded in clause (y)) by the Borrower or any of its restricted subsidiaries from the sale or other disposition of property or assets outside of the ordinary course of business, including sales or issuances of equity interests of any restricted subsidiary of the Borrower or any casualty or condemnation event (after giving effect to any repayments required pursuant to the terms of the RBL Facility or any other secured debt); it being understood and agreed that, to the extent any amounts are borrowed on the Closing Date under the Bridge Facility, the aggregate amount of gross proceeds received (including receipt in escrow) by the Borrower and its restricted subsidiaries from any borrowing under the Bridge Facility and any issuance of Debt Securities shall not exceed $500.0 million.
(b) After the Closing Date, the Borrower shall prepay the Bridge Loans without premium or penalty, together with accrued interest to the date of the proposed prepayment, (i) following the receipt of net cash proceeds by the Borrower or any of its restricted subsidiaries from the sale or other disposition of property or assets outside of the ordinary course of business, including sales or issuances of equity interests in any restricted subsidiary of the Borrower or any casualty or condemnation event (after giving effect to any repayments required pursuant to the terms of the RBL Facility or any other secured debt) subject to de minimis thresholds, exceptions and reinvestment rights to be agreed, (ii) following the receipt of net cash proceeds by the Borrower or any of its restricted subsidiaries from the issuance or incurrence after the Closing Date of any Senior Notes or Securities (including Debt Securities), Term Loans (as defined in the Bridge Fee Letter), or any other debt for borrowed money (other than the RBL Facility, any short term working capital facilities, capital lease, purchase money debt and equipment financing in the ordinary course of business, permitted refinancing indebtedness, intercompany debt among the Borrower and its subsidiaries and certain other exceptions to be mutually agreed) of the Borrower or any of its restricted subsidiaries and (iii) following the receipt of net cash proceeds from the issuance of any equity of the Borrower (other than (A) stock options, phantom units or equity issued under a management incentive plan (or in connection with vesting of phantom units and exercising of stock options) and a dividend reinvestment plan, (B) any such net cash proceeds which are required to be applied to a mandatory prepayment in respect of the RBL Facility or other secured debt, (C) equity issued as consideration for permitted acquisitions and (D) other exceptions to be agreed).
For the avoidance of doubt, “net cash proceeds” as used herein does not take into account any repayment required in respect of the RBL Facility or other secured debt.
    The mandatory prepayment provisions will not apply to the Rollover Loans.
Change in Control:    In the event of a change in control (the definition of which is to be mutually agreed), each Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Bridge Loans at 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment.
Maturity and Conversion
into Rollover Loans:    The Bridge Loans will mature on the Rollover Date. If the Bridge Loans have not been previously prepaid in full for cash on or prior to the Rollover Date, the principal amount of the Bridge Loans outstanding on the Rollover Date will, subject to the conditions precedent set forth in Annex II-B, be automatically converted into senior secured second lien rollover loans with a maturity of five (5) years from the Closing Date (the “Rollover Loans”). Any Bridge Loans not converted into Rollover Loans shall be repaid in full on the Rollover Date.

    The Rollover Loans will be governed by the provisions of the Bridge Credit Documentation and will have the same terms as the Bridge Loans except as expressly set forth on Annex II-B hereto.
Exchange into
Exchange Notes:    Each Lender that is (or that will immediately transfer its Exchange Notes to) an Eligible Holder (as defined in Annex II-C) will have the right, at any time on or after the Rollover Date, to exchange Rollover Loans held by it for senior secured exchange notes of the Borrower having an equal principal amount and the terms set forth in Annex II-C (the “Exchange Notes”). Notwithstanding the foregoing, the Borrower will not be required to exchange Rollover Loans for Exchange Notes unless it has received requests to issue at least $100.0 million in aggregate principal amount of Exchange Notes.
    The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II-C hereto. The Bridge Loans, the Rollover Loans and the Exchange Notes shall be pari passu in right of payment for all purposes.

Bridge Credit
Documentation:    The Bridge Credit Documentation shall be (a) consistent with this Annex II-A, (b) based on the Indenture, dated as of March 30, 2021, among Oasis Midstream Partners LP, OMP Finance Corp., each of the guarantors party thereto and Regions Bank, as the trustee (the “Bridge Facility Precedent”), and related ancillary documentation (with such modifications to the operational and agency provisions as are deemed reasonably necessary by the Administrative Agent to reflect its guidelines, practices and operational requirements and with such other modifications as are required to (i) reflect the nature of the Bridge Facility as a credit agreement and as a second lien secured facility, (ii) reflect the operational and strategic requirements of the Borrower and its subsidiaries (after giving effect to the Transaction) in light of their size, geographic locations, industry (including changes to reflect the Borrower’s operations as an upstream oil and gas company), business practices, operations, financial accounting and disclosures set forth in the Acquisition Agreement and (iii) make the covenants contained therein consistent with high yield transactions in the E&P space, including, but not limited to, with respect to the restricted payments covenant), (c) negotiated by the parties in good faith as promptly as reasonably practicable in light of the anticipated Closing Date and giving effect to the Funds Certain Provisions and (d) subject to standards, qualifications thresholds, exceptions, “baskets” and grace and cure periods consistent with all of the foregoing (the “Bridge Documentation Principles”). The lien priority, relative rights and other creditors’ rights issues in respect of (i) the obligations under the RBL Credit Agreement on the one hand and (ii) the obligations under the Bridge Facility and/or in respect of Rollover Loans on the other hand will be subject to a customary intercreditor agreement.
Conditions Precedent:    The conditions precedent specified in Annex III hereto.
Affirmative Covenants:    In accordance with the Bridge Documentation Principles.
Negative Covenants:    In accordance with the Bridge Documentation Principles; provided that the Bridge Credit Documentation will, (a) prior to the Rollover Date, contain limitations on restricted payments and debt and lien incurrences that may be more restrictive than the Bridge Documentation Principles in a manner to be agreed and (b) following the Rollover Date, provide for restricted payment capacity in a manner to be agreed.
Financial Covenants:    None.

Representations and
Warranties:    Based on those contained in the RBL Credit Agreement and otherwise subject to the Bridge Documentation Principles.
Events of
Default:    In accordance with the Bridge Documentation Principles, including nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross-payment default and cross-acceleration to material indebtedness; bankruptcy or insolvency proceedings; material monetary judgments subject to a threshold amount and judgments constituting a material adverse effect; and actual or asserted invalidity of material guarantees.

Waivers and Consents:    Based on those contained in the RBL Facility with customary modifications.

In addition, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the Bridge Credit Documentation, then the Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party with notice given to the Lenders of any such amendment.
Assignments and
Participations:    Each Lender will be permitted to make assignments in minimum amounts to be agreed to other entities (excluding any Disqualified Lender) approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed); provided, however, that no such approval shall be required in connection with assignments to other Lenders or any of their affiliates or approved funds). Each Lender will also have the right, without any consent, to assign as security all or part of its rights under the Bridge Credit Documentation. Lenders will be permitted to sell participations to any person (other than a natural person) with voting rights limited to (a) reductions of principal, interest or fees of the commitments or loans participated to such participants, (b) extensions of final maturity of the Bridge Loans or commitments in respect thereof or the extension of any scheduled date of payment of principal, interest or fees, (c) a release of all or substantially all of value of the guarantees, (d) reductions in voting percentages with respect to the commitments or loans participated to such participants, (e) additional restrictions on receiving Rollover Loans or Exchange Notes and (f) other matters to be reasonably agreed between the Initial Lenders and you. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion.
Limitation of Liability,
Expenses and Indemnity:    The Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) shall not have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by the Borrower or any of its subsidiaries arising out of, in connection with, or as a result of, the Bridge Facility or the Bridge Credit Documentation. As used herein, the term “Liabilities” shall mean any losses, claims

(including intraparty claims), demands, damages or liabilities of any kind.
The Borrower shall pay (a) regardless of whether or not the Bridge Facility is consummated, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arrangers associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Credit Documentation and any amendment, modification or waiver with respect thereto (including the reasonable and documented out-of-pocket fees, disbursements and other charges of a single counsel to the Administrative Agent and the Lead Arrangers, taken as a whole and of a single local counsel in each applicable jurisdiction to the Administrative Agent and the Lead Arrangers, taken as a whole (which may be a single local counsel acting in multiple jurisdictions), (b) all reasonable and documented out-of-pocket costs, expenses, stamp, documentary or similar taxes, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing registration, recording or perfection of any security interest contemplated by the Bridge Facility or any security instrument and (c) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable and documented out-of-pocket fees, disbursements and other charges of a single counsel to the Administrative Agent and the Lead Arrangers, taken as a whole and of a single local counsel in each applicable jurisdiction to the Administrative Agent and the Lead Arrangers, taken as a whole (which may be a single local counsel acting in multiple jurisdictions) in connection with the enforcement of the Bridge Credit Documentation.
The Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) (each a “Indemnified Person”) will be indemnified and held harmless against, any Liabilities or expenses (including the fees, disbursements and other charges of counsel) incurred by such Indemnified Person in connection with or as a result of (i) the execution and delivery of the Bridge Credit Documentation and any agreement or instrument contemplated thereby; (ii) the funding of the Bridge Facility or the use or the proposed use of proceeds thereof; (iii) any act or omission of the Administrative Agent in connection with the administration of the Bridge Credit Documentation; (iv) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its subsidiaries, or any environmental liability resulting from the handling of hazardous materials or violation of environmental laws, related in any way to the Borrower or any of its subsidiaries; and (v) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each, a “Proceeding”) in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by the Borrower, its affiliates or equity holders or any other party; provided that such indemnification shall not, as to any Indemnified Person, be available to the extent that such Liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person in performing its activities or in furnishing its commitments or services under the Bridge Credit Documentation.
EU/UK Bail-in:    The Bridge Credit Documentation shall contain customary European Union/United Kingdom Bail-in provisions.
ERISA Fiduciary Status:    The Bridge Credit Documentation shall contain Lender representations as to fiduciary status under ERISA.
Delaware Divisions:    The Bridge Credit Documentation shall contain customary provisions related to divisions and plans of division under Delaware law.
QFC Stay Regulations:    The Bridge Credit Documentation shall contain customary provisions related to Qualified Financial Contracts.
Governing Law:    New York.
Forum:    United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof.
Counsel to the Bridge
Administrative Agent:    Simpson Thacher & Bartlett LLP.

ANNEX II-B
SUMMARY OF TERMS AND CONDITIONS
SENIOR SECURED SECOND LIEN ROLLOVER LOANS
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-B is attached.
Borrower:    Same as the Bridge Loans.
Guarantors:    Same as the Bridge Loans.
Security:    Same as the Bridge Loans.
Ranking:    Same as the Bridge Loans.
Rollover Loans:    Rollover Loans in an initial principal amount equal to 100% of the outstanding principal amount of the Bridge Loans on the Rollover Date. Subject to the conditions precedent set forth below, the Rollover Loans will be available to the Borrower to refinance the Bridge Loans on the Rollover Date. Except as set forth in this Annex II-B, upon and after the Rollover Date, the covenants, mandatory offers to purchase (in lieu of mandatory prepayments) and defaults which would be applicable to the Exchange Notes, if issued, will also be applicable to the Rollover Loans in lieu of the corresponding provisions of the Bridge Loans (except that any offer to repurchase upon the occurrence of a change in control will be made at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase). Except as set forth in this section above, the Rollover Loans will be governed by the Bridge Credit Documentation and shall have the same terms as the Bridge Loans.
Interest Rate:    Interest shall be payable quarterly in arrears at a rate per annum equal to the Total Cap.
During the continuance of a payment or bankruptcy event of default, interest will accrue on the overdue principal of the Rollover Loans and on any other overdue amount at a rate of 2.00% above the rate otherwise applicable to the Rollover Loans and will be payable on demand. Overdue interest, fees and other amounts shall bear interest at 2.00% above the applicable rate.
All per annum rates shall be calculated on the basis of a year of 360 days for actual days elapsed.
Maturity:    5 years after the Closing Date (the “Rollover Maturity Date”).
Amortization:    None.
Optional Prepayments:    For so long as the Rollover Loans have not been exchanged for Exchange Notes of the Borrower as provided in Annex II-C, they may be prepaid at the option of the Borrower, in whole or in part, at any time upon not less than one business day’s prior written notice, together with accrued and unpaid interest to the prepayment date (but without premium or penalty on the principal amount prepaid).
Conditions Precedent to
Rollover:    The ability of the Borrower to convert any Bridge Loans into Rollover Loans is subject to the condition that at the time of any such refinancing there shall exist no bankruptcy event of default (with respect to the Borrower).
Covenants, Defaults and
Mandatory Prepayments:    From and after the Rollover Date, the covenants, mandatory prepayment and defaults that would be applicable to the Exchange Notes, if issued, will also be applicable to the Exchange Loans in lieu of the corresponding provisions of the Bridge Credit Documentation.
Assignments and
Participations:    Same as the Bridge Loans.
Governing Law:    New York.
Forum:    Same as the Bridge Loans.
Limitation of Liability,
Expenses and Indemnity:    Same as the Bridge Loans.

ANNEX II-C
SUMMARY OF TERMS AND CONDITIONS
SENIOR SECURED EXCHANGE NOTES
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-C is attached.
Issuer:    Oasis Petroleum Inc., a Delaware corporation (the “Issuer”).
Guarantors:    Same as the Bridge Loans.
Security:    Same as the Bridge Loans.
Ranking:    Same as the Bridge Loans.
Exchange Notes:    The Issuer will issue the Exchange Notes under an indenture (the “Indenture”), which shall be negotiated in good faith, in form and on terms and conditions set forth in this Annex II-C and otherwise in accordance with the Bridge Documentation Principles; provided that the covenants contained therein shall be no more restrictive than the corresponding covenants in the Bridge Facility. The Issuer will appoint a trustee reasonably acceptable to the Administrative Agent.
Interest Rate:    Interest shall be payable semi-annually in arrears at a per annum rate equal to the Total Cap.
During the continuance of a payment or bankruptcy event of default, interest will accrue on the overdue principal of the Exchange Notes and on any other overdue amount at a rate of 2.00% above the rate otherwise applicable to the Exchange Notes and will be payable on demand. Overdue interest, fees and other amounts shall bear interest at 2.00% above the applicable rate.
Maturity:    Same as the Rollover Loans.
Amortization:    None.
Optional Redemption:    Until the second anniversary of the Closing Date, the Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable U.S. Treasury securities plus 50 basis points. Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon in year 3, which premium will decline ratably on each yearly anniversary of the Closing Date to zero on the date that is one year prior to the fifth anniversary of the Closing Date .
In addition, up to 35% of the principal amount of the Exchange Notes will be redeemable at the option of the Issuer prior to the second anniversary of the Closing Date with the net cash proceeds of qualified equity offerings of the Issuer with a premium equal to the coupon on the Exchange Notes; provided that after giving effect to such redemption at least 65% of the aggregate original principal amount of Exchange Notes shall remain outstanding.
The optional redemption provisions will be otherwise customary for high yield debt securities.
Mandatory
Offer to Purchase:    The Issuer will be required to offer to purchase the Exchange Notes upon a change in control (the definition of which is to be agreed) at 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of purchase, unless the Issuer elects to redeem such Exchange Notes pursuant to the “Optional Redemption” section above prior to but excluding the date such offer would otherwise be required to be consummated.
In addition, the Exchange Notes will be subject to a customary offer to purchase at 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase with the net cash proceeds from non-ordinary course dispositions by the Issuer or any of the Borrower’s subsidiaries in excess of an amount to be agreed and subject to rights to reinvestment in the business of the Borrower or certain of its subsidiaries or applied to repay (and reduce commitments under) the RBL Facility or other secured debt within time periods customary for high yield secured debt securities (and no shorter than the corresponding periods of the RBL Facility).
Covenants:    The Indenture will contain such covenants as are customary for offerings of high yield senior secured debt securities consistent with the Bridge Credit Documentation.

Events of Default:    Customary for high yield senior secured debt securities.

Registration Rights:    None (Rule 144A for life).

Right to Transfer
Exchange Notes:    Each holder of Exchange Notes shall have the right to transfer its Exchange Notes in whole or in part, at any time to an Eligible Holder (as defined below); provided that if the Issuer or any of its affiliates holds Exchange Notes, such Exchange Notes shall be disregarded in any voting. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933 (as amended, the “Securities Act”), (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Exchange Notes in a transaction that is, in the opinion of counsel reasonably acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Notes for its own account and that it is not acquiring such Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.
Governing Law:    New York.
Forum:    Same as the Rollover Loans.
Amendments, Defeasance,
Indemnification
and Expenses:    Usual and customary for high-yield debt securities.

ANNEX III
CONDITIONS PRECEDENT TO CLOSING
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.
The initial extensions of credit under the Bridge Facility on the Closing Date to fund the Transactions will be subject to satisfaction of the following conditions precedent:
(i)    The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under the Bridge Facility. No provision of the Acquisition Agreement as in effect on the date hereof and provided to the Lead Arrangers prior to the date hereof shall have been amended, waived or modified in any material respect by the Company or its affiliates and the Company and its affiliates shall not have granted any consents under the Acquisition Agreement, in any case, in a manner materially adverse to the Initial Lenders (in its capacity as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed, denied or conditioned); provided that any amendment or modification to the defined term “Material Adverse Effect” shall be deemed to be materially adverse to the Initial Lenders and shall require the consent of the Lead Arrangers (not to be unreasonably withheld, delayed, denied or conditioned; provided, further, that any amendment, waiver, modification or consent which results in (a) an increase in the purchase price for the Acquisition shall not be deemed to be materially adverse to the Initial Lenders so long as it is funded with additional Available Cash and (b) a reduction in the purchase price for the Acquisition shall not be deemed to be materially adverse to the Initial Lenders so long as (i) it is first applied to reduce the amount of Available Cash utilized on the Closing Date to the Minimum Cash Amount and (ii) it is next applied to reduce the amount of the commitments in respect of the Bridge Facility and the amount of Available Cash utilized on the Closing Date as elected by the Company; provided that the amount of Available Cash utilized on the Closing Date shall not be less than the Minimum Cash Amount.
(ii)    The Administrative Agent shall have received a Solvency Certificate for the Facility from the Company’s chief financial officer, chief accounting officer or other officer with equivalent duties in substantially the form attached hereto on Annex IV (the “Solvency Certificate”).
(iii)    The Administrative Agent shall have received the following: (a) customary opinions of counsel to the Credit Parties and good standing certificates (to the extent applicable) of the Credit Parties in the respective jurisdictions of organization of the Credit Parties, (b) customary corporate resolutions, customary closing date officer’s certificates certifying that the conditions described in paragraphs (xiii), (xiv)(b) and (xv) of this Annex III have been satisfied, customary secretary’s certificates appending such resolutions, charter documents and an incumbency certificate and information necessary for the Administrative Agent to perform customary UCC lien searches prior to closing in the jurisdiction of organization of each Credit Party and such other jurisdictions where material assets of the Credit Parties are located and (c) a customary borrowing notice.
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(iv)    The Commitment Parties shall have received: copies of: (a) the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2020 and 2019 and related audited consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows of the Company and its subsidiaries for the last three full fiscal years ended December 31, 2020 (the “Audited Financial Statements”); and (b) the unaudited consolidated balance sheets and related statements of income, comprehensive income, changes in stockholders’ equity and cash flows of the Company and its subsidiaries for each fiscal quarter of the Company ended after the date of the most recent balance sheet delivered pursuant to clause (a) above and at least 45 days prior to the Closing Date (the “Quarterly Financial Statements”) (provided that the financial statements specified in this clause (b) shall be subject to normal year-end adjustments), all of which financial statements described in clause (a) shall be prepared in accordance with generally accepted accounting principles in the United States and prepared in a customary manner for Rule 144A offerings of high yield debt securities; provided that the Commitment Parties hereby acknowledge (i) receipt of the Audited Financial Statements for the fiscal years ended on December 31, 2020 and (ii) solely with respect to the historical financial statements of the Company, to the extent not received prior to the date hereof, the filing of the required financial statements on Form 10-K and Form 10-Q within such time periods by the Company will satisfy the requirements of this paragraph (iv) with respect to the such Audited Financial Statements or Quarterly Financial Statements, as applicable.
(v)    The Company and its subsidiaries shall use commercially reasonable efforts to provide to the Commitment Parties: (a) copies of: (1) the audited revenues less direct operating expenses of the Acquired Assets as of and for the periods ended December 31, 2020 and 2019 and (2) the unaudited revenues less direct operating expenses of the Acquired Assets for each fiscal quarter ended after the date of the most recent balance sheet referred to in clause (a)(1) above and at least 45 days prior to the Closing Date and (b) (1) pro forma statements of income of the Company and its subsidiaries (giving effect to the Acquisition) for the latest full fiscal year provided pursuant to paragraph (iv) above, (2) a pro forma statement of income of the Company and its subsidiaries (giving effect to the Acquisition) for the latest interim period (and the comparative period of the prior year) of the Company covered by the Quarterly Financial Statements; and (3) a pro forma balance sheet of the Company and its subsidiaries (giving effect to the Acquisition) as of the last day of the latest fiscal year or quarterly period of the Company provided pursuant to paragraph (iv) above, in each case of this clause (b) prepared in accordance with Regulation S-X of the Securities Act (other than with respect to the inclusion of periods prior to the Company’s last completed fiscal year) (the “Pro Forma Financial Statements”).
(vi)    (a) One or more investment banks (collectively, the “Investment Bank”) shall have been engaged to privately place the Notes pursuant to an engagement letter dated the date hereof among the Investment Bank and you (with the Commitment Parties acknowledging that the condition set forth in this clause (a) has been satisfied), (b) the Investment Bank shall have received a preliminary offering memorandum or private placement memorandum (an “Offering Memorandum”) which shall be in customary form for offering memoranda used in high yield private placements of debt securities under Rule 144A of the Securities Act; provided that this condition shall be deemed satisfied if such Offering Memorandum excludes sections that would customarily be
Annex III-5

provided by the Investment Bank or its counsel (including a “Description of notes”), but is otherwise complete, so long as, with respect to the “Description of notes” and any other parts thereof for which the Investment Bank’s or its advisors’ cooperation or approval is required for them to be complete, the Company shall have used its commercially reasonable efforts to cause it to be complete, and in any case, which Offering Memorandum shall contain information regarding the Company and its subsidiaries of the type and form customarily included in high yield private placements of debt securities under Rule 144A of the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act other than with respect to the Acquired Assets) and including or incorporating by reference financial statements, pro forma financial statements, business and other operating and financial data of the type customary for Rule 144A offerings and, in the case of the annual financial statements, the auditors’ reports thereon (it being understood that the Offering Memorandum may exclude information required by Rule 3-05, Rule 3-09, Rule 3-10 and Rule 3-16 of Regulation S-X, or information required by Item 10, Item 402 and Item 601 of Regulation S-K, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other information not customarily provided in an offering memorandum for a Rule 144A offering), a discussion and analysis of the pro forma financial information covered in the Pro Forma Financial Statements (if available) included or incorporated by reference in such Offering Memorandum, a third party reserve report covering the Acquired Assets (the “Initial Reserve Report”) and all data necessary for the Investment Bank to receive customary (for high yield unsecured debt securities issued in a private placement pursuant to Rule 144A) “comfort” letters (including “negative assurance” comfort) from the independent accountants of the Company upon completion of customary procedures in connection with the offering of the Notes (and the Company shall cause the drafts of such comfort letters (including “negative assurance” comfort) to be provided to the Investment Bank); provided, however, that such “comfort” letters include only such statements as to the Acquired Assets as may be obtained pursuant to the Acquisition Agreement, if any; provided, further, that in no case shall the Offering Memorandum be required to (1) include historical financial statements with respect to the Company or any of its subsidiaries other than those financial statements described in paragraph (iv) of this Annex III or (2) contain any information with respect to the Acquired Assets other than as set forth in the Initial Reserve Report, other reserve and operational information for the “Northern Region” consistent with that information contained in the Report on Form 10-K or Form 10-Q filed by QEP Resources, Inc. or Diamondback Energy Inc., and such pro forma information as may be appropriately prepared therefrom and (c) the Investment Bank shall have been afforded a period of at least 10 consecutive business days following the delivery of an Offering Memorandum including the information set forth in clause (b) above to seek to offer and sell or privately place the Notes with qualified purchasers thereof (it being understood that (i) at all times during such 10 consecutive business days the financial information in the Offering Memorandum shall be in compliance in all material respects with all requirements of Regulation S-K and Regulation S-X as they would be applied to the Offering Memorandum as if it were a prospectus under the Securities Act (other than with respect to information with respect to the Acquired Assets) and (ii) none of the information included in the offering memorandum shall at any time during such 10 consecutive business day period contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not
Annex III-6

misleading in light of the circumstances under which such statements are made, in each case without amendment or supplement (other than financial information for a more recent fiscal period delivered in accordance with paragraph (iv) of this Annex III with no less than five business days remaining in such 10 consecutive business day period)); provided that such 10 consecutive business day period shall exclude May 31, 2021, July 4, 2021 and the final two weeks of August 2021, which, for purposes of such calculation, shall not constitute a business day (provided that, for the avoidance of doubt, such exclusions shall not restart such 10 consecutive business day period) (the “Bond Marketing Period”). If you shall in good faith reasonably believe you have delivered the Offering Memorandum in the form otherwise required to be delivered pursuant to the requirements of clause (b) above, you may deliver to the Commitment Parties a written notice to that effect (stating when you believe you completed such delivery), in which case you shall be deemed to have delivered the Offering Memorandum in the form otherwise required to be delivered pursuant to the requirements of clause (b) above on the date specified in such notice and the Bond Marketing Period shall be deemed to have commenced on the date specified in such notice unless the Investment Bank in good faith reasonably believes you have not completed the delivery of such Offering Memorandum and, within five business days after the delivery of such notice by you, delivers a written notice to you to that effect (stating with specificity which information is required to complete the Offering Memorandum) (provided that it is understood that the delivery of such written notice from the Investment Bank to you will not prejudice your right to assert that the Offering Memorandum has in fact been delivered).
(vii)    All accrued fees of the Lead Arrangers owing pursuant to the Commitment Letter and the Fee Letters, all fees owed to the Lenders pursuant to the Fee Letters, and all expenses of the Lead Arrangers required to be paid or reimbursed on or prior to the Closing Date pursuant to the Commitment Letter (to the extent invoiced at least two business days prior to the Closing Date except as otherwise agreed by the Company) shall have been paid or shall be paid substantially concurrently with the initial funding under the Bridge Facility (which amounts may be offset against the proceeds of the Bridge Facility).
(viii)    The sum of (a) the Allocated Value of Assets excluded pursuant to Section 13.4(a)(i) of the Acquisition Agreement on account of Hard Consents, plus (b) subject to the Individual Title Defect Threshold and the Title Defect Deductible, as applicable, all Title Defect Amounts for Title Defects timely asserted by Buyer pursuant to Section 13.2(a) of the Acquisition Agreement (such Title Defect Amount for each such Title Defect being the average of the amount asserted in good faith by Buyer in its Title Defect Notice with respect to such Title Defect and the amount proposed in good faith by Seller with respect to such Title Defect), plus (c) subject to the Individual Environmental Defect Threshold and the Environmental Defect Deductible, all Remediation Amounts for Environmental Defects timely asserted by Buyer pursuant to Section 14.1(a) of the Acquisition Agreement (such Remediation Amount for each such Environmental Defect being the average of the amount asserted in good faith by Buyer in its Environmental Defect Notice with respect to such Environmental Defect and the amount proposed in good faith by Seller with respect to such Environmental Defect), less (d) the sum of all Title Benefit Amounts for Title Benefits which Buyer discovers prior to the Defect Claims Date or are timely asserted by Seller pursuant to Section 13.2(b) of the Acquisition Agreement (such Title Benefit Amount for each such Title Benefit being the average of the amount asserted in good faith by Seller with respect to such Title Benefit and the amount
Annex III-7

proposed in good faith by Buyer with respect to such Title Benefit), shall be less than 25% of the unadjusted Purchase Price. All capitalized terms used in this paragraph but not otherwise defined in this Annex III shall have the meanings assigned to them in the Acquisition Agreement.
(ix)    The Credit Parties shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know your customer” rules and regulations, including the U.S.A. Patriot Act, at least five business days prior to the Closing Date to the extent such information has been reasonably requested by the Administrative Agent (on its own behalf or on behalf of the Lead Arrangers) at least 10 business days prior to the Closing Date.
(x)    The Administrative Agent and each requesting Lender shall have received, at least five business days prior to the Closing Date, in connection with applicable “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Company in a form reasonably satisfactory to the Administrative Agent and each requesting Lender to the extent such information has been requested by the Administrative Agent (on its own behalf or on behalf of the Lead Arrangers) at least 10 business days prior to the Closing Date.
(xi)    The execution and delivery to the Administrative Agent by the Credit Parties of definitive Bridge Credit Documentation consistent with the Summary of Terms (including any documents necessary to effectuate the guarantee of the Bridge Facility by the Guarantors and any and all documents and instruments required to create or perfect the Administrative Agent’s security interest in the Collateral); provided it is understood that, to the extent any required account control agreements, mortgages on real property assets or possessory collateral (to the extent perfection with respect to such possessory collateral cannot be established through intercreditor arrangements with the collateral agent under the RBL Facility having control over such Collateral on behalf of the secured parties under the Bridge Facility) cannot be provided and/or delivered on the Closing Date after your use of commercially reasonable efforts to do so, then the provision of any such required account control agreements, possessory collateral or mortgages (and any legal opinions with respect to such mortgages), as applicable, shall not constitute a condition precedent to the availability of the Bridge Facility on the Closing Date, but instead shall be required to be provided and/or delivered (a) in the case of account control agreements and possessory collateral, within 30 days of the Closing Date, (b) in the case of mortgages in respect of the Credit Parties’ currently owned oil and gas properties, within 30 days of the Closing Date, (c) in the case of mortgages in respect of the Acquired Assets, within 60 days of the Closing Date (or, in each case of clauses (a) through (c), such later date as the Administrative Agent may reasonably agree).
(xii)    [reserved].
(xiii)    After giving effect to the Transactions contemplated to occur on the Closing Date, Available Commitments (as defined in the RBL Credit Agreement) under the RBL Facility shall be at least 20% of the aggregate Commitments (as defined in the RBL Credit Agreement) on the Closing Date.
Annex III-8

(xiv)    (a) The Acquisition Agreement Representations (as defined below) shall be true and correct in all respects, but only to the extent that the Company (or its affiliates) have the right (taking into account any applicable cure provisions), pursuant to the Acquisition Agreement, to terminate its or their obligations under the Acquisition Agreement or to decline to consummate the Acquisition, in each case, in accordance with the terms thereof as a result of a breach of such representations and warranties and (b) the Specified Representations (as defined below) shall be true and correct in all material respects on the Closing Date. “Acquisition Agreement Representations” shall mean such of the representations made by the Seller or with respect to the Acquired Assets in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent the Company (or its affiliates have) the right (taking into account any applicable cure provisions), pursuant to the Acquisition Agreement, to terminate its or their obligations under the Acquisition Agreement or to decline to consummate the Acquisition, in each case, in accordance with the terms thereof as a result of a breach of such representations and warranties. “Specified Representations” shall mean the representations and warranties in the Bridge Credit Documentation relating to the corporate or other organizational existence of the Borrower and the Guarantors; organizational power and authority of the Borrower and the Guarantors; the due authorization, execution and delivery by the Borrower and the Guarantors, in each case, as they relate to their entry into and performance of the Bridge Credit Documentation; enforceability of the applicable Bridge Credit Documentation against the Borrower and the applicable Guarantors; solvency (such representation and warranty to be consistent with the Solvency Certificate); no conflicts of Bridge Credit Documentation (limited to the execution, delivery, and performance by the Borrower and the applicable Guarantors of the Bridge Credit Documentation) with the charter documents of the Borrower and such Guarantors and the RBL Facility; Federal Reserve margin regulations; Investment Company Act; Patriot Act; the use of proceeds of the Bridge Facility on the Closing Date not violating FCPA or OFAC; and creation, validity and perfection of security interests (subject to permitted liens as set forth in the Bridge Credit Documentation and the Funds Certain Provisions).
(xv)    Immediately after giving effect to the consummation of the Transactions, the only outstanding material indebtedness for borrowed money of the Borrower and its subsidiaries (other than any capital lease, purchase money and equipment financings, in each case incurred in the ordinary course of business and any intercompany indebtedness permitted under the Bridge Credit Documentation) will be the RBL Facility, the Bridge Facility and any Senior Notes, other Securities (including Debt Securities) or Term Loans issued or made, as applicable, in lieu of the Bridge Facility or pursuant to the “permanent financing demand” provisions of the Bridge Fee Letter.
(xvi)    The Borrower shall have delivered (or shall have caused to be delivered) to the Administrative Agent the Initial Reserve Report.
(xvii)    The RBL Credit Agreement shall have been amended to permit the incurrence of indebtedness under the Bridge Facility and the granting of liens on the Collateral under the Bridge Credit Documentation.
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ANNEX IV
SOLVENCY CERTIFICATE1
[_____], 20[ ]
This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of [_____], 20[_] (as amended, supplemented, amended and restated, replaced, or otherwise modified from time to time, the “Credit Agreement”) among [_____] (the “Borrower”), [other parties], [ ], as administrative agent [and collateral agent], the financial institutions from time to time party thereto as lenders and the other parties thereto. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.
In my capacity as a Responsible Officer of Company (as defined below), and not in my individual or personal capacity, I hereby certify that as of the date hereof:
1.    The Company (as used herein “Company” means the Borrower and its subsidiaries, on a consolidated basis) is not, after giving effect to the incurrence of the obligations under the Credit Agreement and the consummation of the Transactions on the Closing Date, on a pro forma basis, “insolvent” as defined in this paragraph; in this context, “insolvent” means that (i) the fair value of the assets of the Company is less than the amount that will be required to pay the total liability on existing debts as they become absolute and matured, (ii) the present fair saleable value of the assets of the Company is less than the amount that will be required to pay the probable liability on existing debts of the Company as they become absolute and matured, (iii) the Company is unable to pay its debts or other obligations as they generally become absolute and matured. The term “debts” as used in this Certificate includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent and “values of assets” shall mean the amount at which the assets (both tangible and intangible) in their entirety would change hands between a willing buyer and a willing seller, with a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under compulsion to act.
2.    The incurrence of the obligations under the Credit Agreement and the consummation of the other Transactions on the Closing Date, on a pro forma basis, will not leave the Company with property remaining in its hands constituting “unreasonably small capital.” I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on my current assumptions regarding the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by the Company in light of projected financial statements and available credit capacity, which current assumption I do not believe to be unreasonable in light of the circumstances applicable thereto.
11    Defined terms to be aligned with those in the applicable definitive Credit Agreement, but consistent with this form of solvency certificate
Annex IV-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.
[Borrower]
By:
Name:
Title:

Signature Page to Solvency Certificate